Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai

Treasurer & Executive Director, Investor Relations

(650) 384-8560

CV THERAPEUTICS REPORTS 2004 SECOND QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., July 29, 2004 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the second quarter ended June 30, 2004. For the quarter ended June 30, 2004, the Company reported a net loss of $37.2 million, or $1.18 per share, compared to a net loss of $22.9 million, or $0.81 per share, for the same period in 2003. For the six months ended June 30, 2004, the Company reported a net loss of $68.6 million, or $2.22 per share, compared to a net loss of $43.6 million, or $1.56 per share, for the same period in 2003.

Operating expenses for the quarter ended June 30, 2004 increased to $36.9 million from $24.9 million for the same quarter in 2003. Operating expenses increased to $69.6 million for the six months ended June 30, 2004, from $48.1 million for the same period in 2003. The increase in operating expenses in the second quarter of 2004 compared to the same quarter in 2003, as well as the increase in operating expenses for the six months ended June 30, 2004 compared to the comparable period in 2003, were primarily due to increased expenses for the Company’s two ongoing Phase III regadenoson studies, preparation to initiate additional Phase III Ranexa™ studies, pre-commercialization marketing expenses and general and administrative expenses.

Net interest and other expense for the quarter ended June 30, 2004 decreased to a net expense of $4.6 million, compared to net interest and other income of $0.3 million in the same quarter in 2003, primarily due to a loss of $3.3 million on the early retirement of $116.6 million of the Company’s outstanding 4.75% convertible subordinated notes due in 2007 and expense of the unamortized offering costs of these notes.

The Company recognized collaborative research revenue of $4.3 million for the quarter ended June 30, 2004, compared to $1.7 million for the same period in 2003. For the six months ended June 30, 2004, the Company recognized collaborative research revenue of $7.2 million, compared to $3.5 million for the same period in 2003. The revenue recognized for each of the periods relates to the reimbursement of certain development costs from a collaborative partner and amortization of up-front milestone payments earned.

At June 30, 2004, the Company had cash, cash equivalents and marketable securities of approximately $415.7 million, compared to $430.1 million at December 31, 2003.

Company management will webcast a conference call on Thursday, July 29, 2004 at 5:30 p.m. EDT, 2:30 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 8816703.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. CV Therapeutics has received an approvable letter from the United States Food and Drug Administration (FDA) relating to its new drug application for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of heart failure, is being developed by Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the Company’s products have been approved for marketing by the FDA or any foreign regulatory authorities. Any products of the Company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our financial performance and the development and commercialization of our products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; operating at a loss; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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CV THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004
Revenues:
Collaborative research	$1,717	$4,264	$3,514	$7,203
Operating expenses:
Research and development	17,212	25,629	34,090	47,959
Sales and marketing	3,196	5,544	6,055	10,537
General and administrative	4,487	5,743	8,003	11,147

Total operating expenses	24,895	36,916	48,148	69,643

Loss from operations	(23,178)	(32,652)	(44,634)	(62,440)
Interest and other income (expense), net	315	(4,575)	1,045	(6,111)

Net loss	$(22,863)	$(37,227)	$(43,589)	$(68,551)

Basic and diluted net loss per share	$(0.81)	$(1.18)	$(1.56)	$(2.22)

Shares used in computing basic and diluted net loss per share	28,342	31,513	27,909	30,829

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003 (A)	June 30, 2004 (unaudited)
Assets:
Cash, cash equivalents and marketable securities	$430,107	$415,690
Other current assets	13,009	18,719

Total current assets	443,116	434,409
Property and equipment, net	16,358	15,456
Other assets	11,921	22,369

Total assets	$471,395	$472,234

Liabilities and stockholders’ equity:
Current liabilities	$21,017	$21,580
Convertible subordinated notes	296,250	329,645
Long-term obligations	5,182	6,365
Stockholders’ equity	148,946	114,644

Total liabilities and stockholders’ equity	$471,395	$472,234

(A)	Derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003.